                        SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                             SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934
                               (Amendment No.     )
Filed by the Registrant [ x ]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 14a-12

                                  KEMET CORPORATION
               ---------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)
               ---------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
  1)  Title of each class of securities to which transaction applies:
                                                                     --------
  2)  Aggregate number of securities to which transaction applies:
                                                                    ---------
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                              ---------------------------------
  4)  Proposed maximum aggregate value of transaction:
                                                      -------------------------
  5)  Total fee paid:
                      ---------------------------------------------------------
[ ] Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  1)  Amount Previously Paid:
                            ---------------------------------------------------
  2)  Form, Schedule, or Registration Statement No.:
                                                    ---------------------------
  3)  Filing Party:
                  -------------------------------------------------------------
  4)  Date Filed:
                ---------------------------------------------------------

                                  KEMET CORPORATION
                                   P.O. Box 5928
                          Greenville, South Carolina 29606

                                                                  June 24, 1997

Dear Stockholder:

You are cordially invited to attend the 1997 Annual Meeting of Stockholders which will be held on Wednesday, July 23, 1997, at 1:00 p.m., local time, at the Hyatt Regency Hotel, 220 N. Main Street, Greenville, South Carolina 29601.

The notice of meeting, proxy statement and proxy are included with this letter. The matters listed in the notice of meeting are more fully described in the proxy statement.

It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person.

                                          Sincerely,


                                          /S/ David E. Maguire
                                          David E. Maguire
                                          Chairman and
                                          Chief Executive Officer

                                 KEMET CORPORATION
                                   P.O. Box 5928
                          Greenville, South Carolina 29606

                        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 1997 annual meeting of stockholders (the "Annual Meeting") of KEMET Corporation (the "Corporation") will be held on Wednesday, July 23, 1997, at 1:00 p.m., local time, at the Hyatt Regency Hotel, 220 N. Main Street, Greenville, South Carolina 29601, to consider and take action with respect to the following matters:

1. The election of two directors for a three-year term or until their successors are duly elected and qualified.

2. The ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants for the year ending March 31, 1998.

3. The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Holders of record of the Corporation's Common Stock at the close of business on June 16, 1997, are entitled to receive notice of and to vote on all matters presented at the meeting and at any adjournments or postponements thereof.

                                            By order of the Board of Directors




                                            /S/ Glenn H. Spears
                                            Glenn H. Spears
                                            Secretary



June 24, 1997




WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                              Mailed to Stockholders on or about
                                                        June 24, 1997
                                   KEMET CORPORATION
                                    P.O. Box 5928
                            Greenville, South Carolina 29606
               ------------------------------------------------------
                                  PROXY STATEMENT
               ------------------------------------------------------
                         1997 Annual Meeting of Stockholders
                                   July 23,1997
               ------------------------------------------------------
This proxy is being furnished to the holders of common stock, par value $0.01 per share (the "Common Stock"), of KEMET Corporation (the "Corporation") in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the "Board of Directors" or "Board") for the 1997 annual meeting of stockholders (the "Annual Meeting") to be held on July 23, 1997, at the Hyatt Regency Hotel, 220 N. Main Street, Greenville, South Carolina 29601, and at any adjournments or postponements thereof.

When you sign and return the enclosed proxy, the shares represented thereby will be voted FOR the directors described herein, FOR the proposal set forth in Item 2 in the Notice of Meeting, and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in accordance with the judgment of the person or persons voting on such matter or matters.

Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by written notice to the Secretary of the Corporation prior to the Annual Meeting or by submission of a later-dated proxy.

Each outstanding share of Common Stock entitles the holder thereof to one vote. On June 16, 1997, the record date, there were 38,902,250 shares of Common Stock outstanding. The presence in person or by proxy of a majority of such shares of Common Stock shall constitute a quorum. A broker non-vote on a matter is considered not entitled to vote on that matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

                          PROPOSAL TO ELECT DIRECTORS

The Corporation's Restated Certificate of Incorporation provides that the Board of Directors will consist of not more than nine nor fewer than three directors with the number of directors to be established by the Board of Directors by resolution. The Corporation currently has six directors: Messrs. David E. Maguire, Terry R. Weaver, Charles E. Volpe, Stewart A. Kohl, Charles E. Corpening and E. Erwin Maddrey, II.

In connection with the acquisition of the outstanding common stock of Kemet Electronics Corporation by the Corporation in 1990 (the "Acquisition"), Messrs. David E. Maguire, James J. Jerozal, Glenn H. Spears, Kenneth L. Martin, D. Ray Cash, Donald A. Adams, Donald J. Poinsette, Edwin H. Bost and Harris L. Crowley, Jr. (the "Senior Managers") and Charles E. Volpe, John Piper, Brian G. Hawthornthwaite, Bernd K. Scheumann and Robert A. Taylor, Jr. (retired "Senior Managers" but still a part of this agreement), Citicorp Venture Capital, Ltd. ("CVC") and certain other investors, have entered into an agreement (the "Voting Agreement") which provides, among other things, for the nomination of and voting for up to seven directors of the Corporation by such stockholders, which as of the record date own approximately 27% of all outstanding Common Stock. Under the Voting Agreement, CVC has the right to designate up to two directors if the Board of Directors consists of five directors, and up to three directors if the Board of Directors consists of seven directors. The two directors designated by CVC are currently Charles E. Corpening and Stewart A. Kohl.

Each party to the Voting Agreement has agreed to vote its shares in favor of the nominees. A majority of the directors has the right to nominate the remainder of the directors, including up to two directors who are not affiliated with the Corporation or CVC. Each director nominated by parties to the Voting Agreement may be removed only at the request of the party who nominated such director. The Voting Agreement terminates upon the earlier of October 21, 2002, or at such time as CVC and its affiliates cease to own at least 10% of the Corporation's Common Stock. The stockholders who are parties to the Voting Agreement hold, in the aggregate, a substantial amount of the voting power of the Corporation and thus, if acting in unison or in various combinations, could likely be able to elect all the directors even if the Voting Agreement were not in place.

The Board of Directors is currently comprised of six directors divided into three classes. The term of each class expires in different years. The two nominees for election to the Board of Directors this year to serve for three-year terms or until their successors are duly elected and qualified are Charles E. Volpe and Charles E. Corpening, who are currently directors of the Corporation. Mr. Volpe is also currently a Vice President of the Corporation. The Board of Directors expects the nominees named above to be available for election. In case a nominee is not available, the proxy holders may vote for a substitute, unless the Board of Directors reduces the number of directors.

The directors will be elected at the Annual Meeting by a majority of the votes cast at the meeting by the holders of shares represented in person or by proxy. There is no right to cumulative voting as to any matter, including the election of directors.

The following sets forth information as to each continuing director and the nominee for director, including age, as of June 16, 1997, principal occupation and employment during the past five years, directorships in other publicly held companies and period of service as a director of the Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RE-ELECTION OF MR. VOLPE AND MR. CORPENING TO THE BOARD OF DIRECTORS.

NOMINEE FOR BOARD OF DIRECTORS

Charles E. Volpe, 59, Vice President and Director, was named a Director of the Corporation in December 1990. Mr. Volpe also served as Executive Vice President and Chief Operating Officer ("COO"), and most recently served as President and COO from October 1995 until his retirement on March 31, 1996. Mr. Volpe was originally elected as a director of the Corporation while he was an officer of the Corporation. Under the Corporation's Amended and Restated By-laws, a director of the Corporation who was elected while an officer of the Corporation is no longer qualified to serve as a director upon such director's resignation as an officer. Therefore, in order to allow Mr. Volpe to continue to serve as a director of the Corporation, in March 1996, Mr. Volpe was elected as a Vice President of the Corporation prior to his resignation as President and COO. In connection with the 1997 Annual Meeting, Mr. Volpe will resign as a Vice President immediately prior to the Annual Meeting and thus, if elected by the stockholders, will no longer be subject to this particular By-law restriction. Mr. Volpe had also served as Executive Vice President and Director of KEMET Electronics since April 1987. From August 1966 until April 1987, Mr. Volpe served in a number of capacities with the KEMET capacitor business of UCC, most recently as General Manager. Mr. Volpe is also a director of Sinter Metals, Inc., and Encad, Inc.

Charles E. Corpening, 32, Director, was unanimously elected by members of the Board of Directors on January 29, 1995. Mr. Corpening is a Vice President of Citicorp Venture Capital Ltd., a subsidiary of Citibank. Mr. Corpening joined Citicorp Venture Capital, Ltd., in December 1994. Mr. Corpening was previously a Vice President of Roundtree Capital Corporation, an investment company, since 1991. Mr. Corpening also serves on the board of directors of Chase Brass Industries, Inc., Davco Restaurants, This End Up, Inc. and Pursell Industries, Inc.

CONTINUING DIRECTORS

David E. Maguire, 62, Chairman, Chief Executive Officer ("CEO") and Director, has served as Chairman of the Corporation since August 1992 and has served as Chief Executive Officer, President and Director of the Corporation from December 1990 until October 1995. Mr. Maguire also served as Chairman, President and Chief Executive Officer of KEMET Electronics since April 1987. From January 1959 until April 1987, Mr. Maguire served in a number of capacities with the KEMET capacitor business of Union Carbide Corporation ("UCC"), most recently as Vice President from June 1978 until April 1987.

Terry R. Weaver, 45, President and Chief Operating Officer and Director, has served as President and Chief Operating Officer since March 1996 and was elected a Director in July 1996. Mr. Weaver joined the Company in January 1996 as Senior Vice President of Sales and Marketing and most recently served as Executive Vice President from October 1996 until March 1997. Mr. Weaver was previously a Vice President with Johnson Controls, Inc., a manufacturer of facility management and control systems, automotive seating, automotive batteries and plastic containers. During his tenure with Johnson Controls, Inc. he served in a variety of positions, including Sales Engineer, Branch Manager, Southeast Regional Manager, and VP/General Manager of the Electronic Systems unit.

Stewart A. Kohl, 41, Director, was named a Director of the Corporation in May 1992. Mr. Kohl has been a Managing Partner in The Riverside Company, an investment company, since October 1993. Mr. Kohl was previously a Vice President of Citicorp North America, Inc. and had been employed by various subsidiaries of Citicorp North America, Inc. since 1988. Mr. Kohl also serves on the board of directors of Omega Polymer Technologies, Inc., QDS Components, Inc., The South Florida Newspaper Network, Inc., Shore Bank and Trust Company and Trend Holding, Inc.

E. Erwin Maddrey, II, 56, was named a Director of the Corporation in May 1992. Mr. Maddrey has been President, Chief Executive Officer and a director of Delta Woodside Industries, Inc., a textile manufacturer, and its predecessors since 1984. Prior thereto, Mr. Maddrey served as President and Chief Operating Officer and director of Riegel Textile Corporation.

There are no family relationships among the foregoing persons.


BOARD AND COMMITTEE MEETINGS

The Board of Directors held eleven meetings (exclusive of committee meetings) during the preceding fiscal year. Each current director attended 100% of the number of meetings held during the preceding fiscal year of the Board of Directors and any committees on which such director served. The Board of Directors has established the following committees, the functions and current members of which are noted below.

Executive Committee. The Executive Committee of the Board of Directors consists of Messrs. Maguire, Volpe and Kohl. The Executive Committee exercises the powers of the Board of Directors during intervals between Board meetings and acts as an advisory body to the Board by reviewing various matters prior to their submission to the Board. The Executive Committee met three times during the preceding fiscal year.

Compensation Committee. The Compensation Committee of the Board of Directors consists of Messrs. Corpening, Kohl and Maddrey. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation and grants all options to purchase Common Stock of the Corporation. The Compensation Committee met three times during the preceding fiscal year.

Audit Committee. The Audit Committee of the Board of Directors consists of Messrs. Corpening, Kohl and Maddrey. The Audit Committee, among other duties, reviews the internal and external financial reporting of the Corporation, reviews the scope of the independent audit and considers comments by the auditors regarding internal controls and accounting procedures and management's response to those comments. The Audit Committee met twice during the preceding fiscal year.

The Corporation does not have a standing nominating committee.

COMPENSATION OF DIRECTORS

The Voting Agreement provides that each director (other than directors that are employed by the Corporation or CVC and its affiliates) is entitled to an annual directors' fee of $20,000. Directors that are employed by CVC or its affiliates are entitled to an annual directors' fee of $8,000, and directors that are employed by the Corporation are not entitled to an annual directors' fee except Mr. Volpe who received $15,000 in fiscal year 1997.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers, directors and persons who beneficially own more than ten percent of a registered class of the Corporation's equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent beneficial owners also are required by rules promulgated by the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that during the period from March 31, 1996, through March 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.


       PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon recommendation by the Audit Committee, has appointed KPMG Peat Marwick LLP as independent public accountants to examine the financial statements of the Corporation for the year ending March 31, 1998, and to perform other appropriate accounting services.

A proposal will be presented at the Annual Meeting to ratify the appointment of KPMG Peat Marwick LLP as the Corporation's independent public accountants. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the meeting, other independent public accountants will be considered by the Board of Directors upon recommendation by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                OTHER BUSINESS

At the date of this proxy statement, the Corporation has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, the proxies will be voted in the discretion of the proxy holders.

                              SECURITY OWNERSHIP

As of June 16 1997, the Corporation's issued and outstanding common stock consisted of 37,805,640 shares of Common Stock and 1,096,610 shares of Non-Voting Common Stock. The Non-Voting Common Stock generally is convertible (subject to certain limitations) into an equal number of shares of Common Stock at any time, at the option of the holder thereof.

The following information with respect to the outstanding shares of Common Stock beneficially owned by each director and nominee for director of the Corporation, the four most highly compensated executive officers (including the Chief Executive Officer), the directors and executive officers as a group, and all beneficial owners of more than 5% of the Common Stock is furnished as of June 16, 1997. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by him as set forth opposite its or his name.

                                                    Common Stock
                                               ----------------------
DIRECTORS, EXECUTIVE OFFICERS,                   No. of       Percent
SELLING STOCKHOLDER AND 5% STOCKHOLDERS          Shares      of Class(8)
---------------------------------------        ----------    -----------
Citicorp Venture Capital, Ltd.(1)(2)           5,713,910       14.7%
David E. Maguire(2)(3)                         1,412,576        3.6
Terry R. Weaver(3)                                     0         *
James J. Jerozal(2)(3)(4)                        391,564        1.0
Glenn H. Spears(2)(3)                            244,921         *
Stewart A. Kohl(5)                                     0         *
Charles E. Volpe(2)(3)                           575,266        1.5
E. Erwin Maddrey, II(6)                            2,000         *
Charles E. Corpening(7)                                0         *
All Directors and Executive Officers
as a group(8 persons)                          2,626,327        6.8

------------
(1) Includes 4,617,300 shares of Common Stock and 1,096,610 shares of Non-Voting Common Stock beneficially owned by Citicorp Venture Capital, Ltd.
The address for Citicorp Venture Capital, Ltd. is 399 Park Avenue, 14th Floor, New York, New York 10043.
(2) All of these parties have entered into an agreement providing for the election of directors. Each such party disclaims beneficial ownership of shares of Common Stock owned by each other party.
(3) The address of these individuals is c/o KEMET Corporation, P.O. Box 5928, Greenville, South Carolina 29606.
(4) Includes 164,675 shares held by a partnership in which Mr. Jerozal is a general and limited partner. Mr. Jerozal disclaims beneficial ownership of such shares. Mr. Jerozal retired from the Corporation effective April 10, 1997.
(5) The address of this individual is c/o The Riverside Company, The Terminal Tower, 50 Public Square, Suite 3202, Cleveland, Ohio 44113.
(6) The address of this individual is c/o Delta Woodside Industries, Inc., 233 North Main Street, Greenville South Carolina 29601.
(7) The address of this individual is c/o Citicorp Venture Capital, Ltd., 399 Park Avenue, 14th Floor, New York, New York 10043.
(8)  Percentages less than one percent are denoted by an asterisk.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following summary compensation table specifies the components of the compensation packages for the Corporation's four most highly compensated executive officers (including the Chief Executive Officer) (the "named executives") for the fiscal years ended March 31, 1995, 1996 and 1997.

                                                                    Long Term
                                          Annual Compensation      Compensation
                                         ---------------------   ---------------
                                                                                    All Other
     Name and                Fiscal                                    Stock      Compensation
    Principal Position        Year    Salary($)(2)      Bonus($)(3) Options(#)(4)     ($)(5)
-------------------------- --------   -------------  -------------- ------------- ------------

David E. Maguire              1997    $411,000          $395,000        24,000       $56,037
(Chairman and Chief           1996     390,000           831,000        24,000        60,181
Executive Officer)            1995     326,000           300,000           0           5,183

Terry R. Weaver               1997    $289,000          $214,000        16,000       $22,887
(President and Chief          1996     240,000           300,000        16,000        10,216
Operating Officer)            1995      60,000            51,000           0               0

James J. Jerozal(1)           1997    $200,000          $114,000        12,000       $17,865
(Chief Financial Officer,     1996     190,000           238,000         8,000        13,260
 Treasurer and Assistant      1995     161,000           137,000           0           5,220
 Secretary)

Glenn H. Spears               1997    $200,000          $114,000        12,000       $18,973
(Senior Vice President        1996     190,000           238,000         8,000        14,194
 and Secretary)               1995     161,000           137,000           0           5,220
 -------
(1) Effective April 10, 1997, Mr. Jerozal has retired from the Corporation.
(2) Includes $93,150, $44,175, $32,850, $32,850 in fiscal year 1997 deferred by Messrs. Maguire, Weaver,
Jerozal and Spears, respectively, $50,266, $20,325, $24,056, and $24,056 in fiscal year 1996 and
$9,240,$0, $9,315 and $9,315 in fiscal year 1995 pursuant to a 401(k) account and personal investment account.
(3) Pursuant to Corporation policy, bonuses for a fiscal year are paid in May of the following fiscal year.  The amounts recorded above relate to the fiscal year for which the bonuses were earned.
(4) All stock option grants were made pursuant to the Corporation's 1995
Executive Stock Option Plan.
(5) Represents payments made by the Corporation for the named executives pursuant to a 401(k) account and personal investment account and for the payment of premiums on the term portion of life insurance.

Option Grant Table

The following table sets forth certain information with respect to stock options granted during the fiscal year ended March 31, 1997, to the named executives.

                                % OF TOTAL                             POTENTIAL REALIZABLE
                                 OPTIONS                              VALUE AT ASSUMED ANNUAL
                                GRANTED TO                             RATE OF STOCK PRICE
                      OPTION     EMPLOYEES     EXERCISE               APPRECIATION FOR OPTION
                     GRANTED    IN FISCAL       PRICE    EXPIRATION            TERMS
     NAME           (#)(1)(2)     YEAR         ($/SH)      DATE           5%($)(3)   10%($)(3)
----------------    --------    ----------    ---------  ----------  -------------------------
David E. Maguire     24,000        13.6 %      $19.25      10/23/06     290,640    736,320
Terry R. Weaver      16,000         9.1%       $19.25      10/23/06     193,760    490,880
James J. Jerozal     12,000         6.8%       $19.25      10/23/06     145,320    368,160
Glenn H. Spears      12,000         6.8%       $19.25      10/23/06     145,320    368,160

(1) These options are granted under the 1995 Executive Stock Option Plan to acquire shares of Common
Stock.
(2) These options were granted at fair market value at the time of the grant and are generally not exercisable until two years after grant.
(3) The potential realizable value of the options, if any, granted in fiscal year 1997 to each of these officers was calculated by multiplying those options by the excess of (a) the assumed market value, as of
October 23, 2006, of Common Stock if the market value of Common Stock were to increase 5% or 10% in each year of the option's 10-year term over (b) the base price shown.  This calculation does not take into account any taxes or other expenses which might be owed.  The assumed market value at a 5% assumed annual appreciation rate over the 10-year term is $31.36 and such value at a 10% assumed annual appreciation rate over that term is $49.93.  The 5% and 10% appreciation rates are set forth in the Securities and
Exchange Commission rules and no representation is made that the Common Stock will appreciate at these assumed rates or at all.

Option Exercises and Year-End Option Value Table

The following table sets forth certain information concerning the value of unexercised stock options held by the named executives as of March 31, 1997.

Aggregated Option Exercises in Last Fiscal Year, and Year-End Option Values

                                                NUMBER OF        VALUE OF
                                              UNEXERCISED     UNEXERCISED IN-
                                            OPTION AT FY-   THE-MONEY OPTIONS
                    SHARES                        END(#)       AT FY-END($)
                   ACQUIRED      VALUE         EXERCISABLE/    EXERCISABLE/
     NAME         ON EXERCISE  REALIZABLE($)  UNEXERCISABLE   UNEXERCISABLE
--------------- ------------- -------------- --------------- ---------------
David E. Maguire      -            -               0/48,000        $0/$0
Terry R. Weaver       -            -          40,000/36,000   182,480/0
James J. Jerozal      -            -               0/20,000         0/0
Glenn H. Spears       -            -               0/20,000         0/0

Compensation Committee Interlocks and Insider Participation

The members of the Corporation's Compensation Committee are Messrs. Corpening, Kohl and Maddrey. No officers of the Corporation serve on the Compensation Committee.

Defined Benefit Plan

The Corporation maintains a noncontributory defined benefit plan (the "Defined Benefit Plan" or the "Plan") for all U.S. employees in active employment with the Corporation on or after April 27, 1987 who have met certain minimum service requirements. The Defined Benefit Plan provides a full retirement pension with an unreduced benefit to the following participants: participants who have reached age 62 if they have at least ten years of service with the Corporation; participants who have reached age 65 or older if they have at least five years of service with the Corporation; and participants who have a combined age and years of service with the Corporation equal to at least 85, as long as such participants had a combined age and years of service with the Corporation equal to at least 75 on April 26, 1988.

The Company also maintains a supplementary retirement plan in which key managers, including the named executive officers, participate. Under the terms of the Deferred Compensation Plan for key managers ("DCKM Plan") additions to a participant's account are made to offset contributions to which each was entitled under the Company's noncontributory defined benefit plan which was limited by the Employee Retirement Security Act of 1974 and the Internal Revenue Code.

The benefit provided under the Defined Benefit and the DCKM Plan is the equivalent of a single life annuity for a participant's life commencing the month following the participant's last day of employment with the Corporation in a monthly amount equal to the sum of: (A) the greater of (1) 1.2% of the participant's average monthly compensation (based on a participant's five highest calendar year earnings (including certain bonuses) with the Corporation over the last ten years worked or, if greater, the final 60 months prior to a participant's retirement) multiplied by the participant's years of credited service prior to April 27,1988, plus $12.00 per month; or (2)1.5% of a participant's average monthly compensation multiplied by the participant's years of credited service prior to April 27, 1988, less the product of (x) the participant's estimated Social Security benefit based on the law in effect at actual retirement assumed to commence at the later of retirement or age 62, and
(y) a factor determined to be the least of: 1.5% multiplied by the participant's years of credited service prior to April 27, 1988 (up to a maximum of 33 1/3 years), 50%, or the maximum offset based on Internal Revenue Service integration rules in effect at actual retirement; or (3) $5.00 per month for each year of credited service prior to April 27, 1988, for the first ten years, $7.00 per month for each year of credited service prior to April 27, 1988, for the next ten years, and $9.00 per month for each year of credited service prior to April 27, 1988, in excess of 20 years, plus 10% of a participant's average monthly compensation reduced by 1% for each year by which credited service is less than eight years, plus $12.00 per month; plus (B) .8% of a participant's average monthly compensation multiplied by the participant's years of credited service after April 26, 1988; plus (C) .6% of the excess of a participant's average monthly compensation over a participant's covered compensation (defined as the average of the Social Security Taxable Wage Base for the same period over which the pay is averaged in calculating Social Security benefits under the Federal Social Security Act in effect at the time of a participant's termination) multiplied by the participant's years of credited service after April 26, 1988. Notwithstanding the foregoing, the amount of a participant's monthly benefits under the Defined Benefit Plan shall be offset and reduced by the amount of any benefits payable to such participant or former participant under the Union Carbide Retirement Program in effect on April 27, 1987, or under certain other plans. Reduced benefits are payable in the case of early retirement and to participants who terminate employment prior to retirement, provided they have completed at least five years of credited service.

The following table shows the total estimated annual benefits payable under the Defined Benefit Plan's Trust Fund and the DCKM Plan on a single-life annuity basis upon normal retirement to participants in specified years of Corporation service and average annual compensation. Annual benefits payable to the Corporation's employees from Union Carbide's Retirement Program in effect on April 27, 1987, will offset and reduce the annual benefit listed below.

Average Annual
Compensation of
Highest Five Years
Covered Renumeration
for Pension Purposes
 in Ten Years
Preceding Normal
Retirement Age       Annual Benefit for Years of Service Indicated (1)
------------------- ---------------------------------------------------------
                        10 YEARS        20 YEARS      30 YEARS      35 YEARS
                    --------------    -----------   ----------     ----------
  $25,000                 2,754              5,244       8,244         9,744
  $50,000                 6,384             11,424      17,424        20,424
  $75,000                10,284             17,874      26,874        31,374
 $100,000                14,184             24,928      37,608        43,947
 $125,000                18,084             32,203      48,633        56,847
 $150,000                21,984             39,478      59,658        69,747
 $175,000                25,884             46,753      70,683        82,647
 $200,000                29,784             54,028      81,708        95,547
 $500,000                76,584            141,328     214,008       250,347
 $750,000               115,584            214,078     324,258       379,347
$1,250,000              193,584            359,578     544,758       637,347

(1) The compensation used to determine benefits under the Defined Benefit Plan and the DCKM Plan for Messrs. Maguire, Weaver, Jerozal and Spears was $1,236,750, $576,750, $435,500, and $435,500, respectively. Included in the total estimated annual benefit is a payment from Union Carbide's Defined Benefit Plan in the form of annuity contracts on a single-life annuity basis. This benefit under that Plan is based on service up to April 27, 1987, and the highest three years of the preceding ten years of compensation prior to March 31, 1987. The offset payment from Union Carbide's retirement program could be as high as 64% of the annual benefit listed above.

As of March 31, 1997, credited years of service under that Plan for Messrs. Maguire, Weaver, Jerozal and Spears were 38, 2, 31, and 20, respectively.

Termination Benefits

In 1996, the Corporation entered into Change in Control Severance Compensation Agreements (the "Agreements"), with Messrs. Maguire, Weaver, Jerozal, Spears and certain other officers. The Agreements were a result of a determination by the Board of Directors that it was important and in the best interests of the Corporation and its shareholders to ensure that, in the event of a possible change in control of the Corporation, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control.

For purposes of the Agreements, a "change in control" includes (i) the acquisition by any person of 15% or more of the Corporation's voting securities,
(ii) persons who were directors of the Corporation on the date of the Agreements, ceasing to constitute a majority of the Board, unless the new directors were approved by a majority vote of the continuing directors, (iii) a consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation's common stock would be converted into cash, securities or other property, other than a transaction in which at least 50% of the shares of the surviving corporation are held by the Corporation's stockholders and the proportionate ownership of the common stock of the surviving corporation remains substantially unchanged, or (iv) a shareholder approved plan or proposal for the complete liquidation or dissolution of the Corporation.

Benefits are payable under the Agreements only if a change in control has occurred and thereafter the officer's employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as demotion, relocation, loss of benefits or other changes. The principal benefits to be provided to officers under the Agreements are (i) a lump sum payment equal to up to one and one-half years' compensation (base salary), and (ii) continued participation in the Corporation's employee benefit programs or equivalent for up to one and one-half years following termination.

The Agreements are not employment agreements, and do not impair the right of the Corporation to terminate the employment of the officer with or without cause prior to a change in control or absent a potential or pending change in control, or the right of the officer to voluntarily terminate his employment.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the "Compensation Committee") is pleased to present its report on executive compensation. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation and grants all options to purchase Common Stock of the Corporation. This Compensation Committee report documents the components of the Corporation's executive officer compensation programs and describes the bases upon which compensation will be determined by the Compensation Committee with respect to the executive officers of the Corporation, including the named executives.

This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Philosophy. The compensation philosophy of the Corporation is to endeavor to directly link executive compensation to individual and team contributions, continuous improvements in corporate performance, and increases in stockholder value. The Compensation Committee has adopted the following objectives as guidelines for compensation decisions:

- Display a willingness to pay levels of compensation that are necessary to attract and retain highly qualified executives.

- Be willing to compensate executive officers in recognition of superior individual performance, new responsibilities, or new positions within the Corporation.

- Take into account historical levels of executive compensation and the overall competitiveness of the market for high-quality executive talent.

- Implement a balance between short- and long-term compensation to complement the Corporation's annual and long-term business objectives and strategy and to encourage executive performance in furtherance of the fulfillment of those objectives.

- Provide variable compensation opportunities based on the performance of the Corporation, encourage stock ownership by executives, and align executive remuneration with the interests of stockholders.

Compensation Program Components. The Compensation Committee regularly reviews the Corporation's compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the performance of the Corporation. The particular elements of the compensation program for executive officers are further explained below.

Base Salary. The Corporation's base pay levels are determined by responsibilities of the position held and the experience of the individual and by comparing the salary scale with companies of similar size and complexity. Actual base salaries are kept within a competitive salary range for each position that is established through job evaluation and market comparisons and targeted at the 50th percentile or median for jobs of equal description and scope as determined by the Hay Management Consultants' National Industrial Job Database which is updated each year by the Hay Annual Salary Survey of Industrial Jobs ("Hay Survey").

Annual Bonus. The Executive Bonus Plan provides cash bonuses to the Corporation's top officers, including the Senior Managers, if certain targets are met. The objective of the bonus is to enhance management's contribution to stockholder value by providing competitive levels of compensation for the attainment of financial objectives. In particular, the Executive Bonus Plan focused corporate behavior on consistent and steady earnings growth by basing performance on a comparison of actual results to the Corporation's Annual Business Budget ("ABB"). Prior to the ninetieth day of each fiscal year, the Board will approve the ABB for the Corporation for such year. The Compensation Committee or such other committee as is designated by the Board (the "Committee") will then establish the base salary, the annual incentive base percent and the annual incentive base value for each participant in the Plan. The annual incentive base percent will initially be between 40% and 85%, and will be applied to the participant's base salary to determine the annual incentive base value for each participant. The annual incentive base percent increases with the level of responsibility of an officer, with the CEO at the highest level. The Compensation Committee will then set earnings before depreciation, amortization, interest and taxes ("EBDAIT") goals at several levels, including the base, target and maximum performance levels for the Corporation and will also set the Corporation performance multiplier (the "Multiplier") that corresponds to the applicable level of EBDAIT. The Multiplier will initially range from 0 at 75% of the target EBDAIT (base performance) to 1 at 130% of the target EBDAIT (maximum performance). In the event that the achieved EBDAIT is below the base level for such year, the Multiplier will be 0 and no incentive bonus will be payable. The Multiplier will be applied to the annual incentive base value to determine the bonus award for such year. For example, using the annual incentive base percent and maximum Multiplier for fiscal year 1997, if the Corporation achieved the maximum performance level, the Corporation's CEO would be entitled to an incentive bonus equal to 85% of his base salary. Each participant, including the CEO, will separately receive a guaranteed bonus payment which will initially be equal to
 .5 times the annual incentive base value. Within 90 days of the end of each fiscal year, the Committee will determine and approve the EBDAIT level achieved for such fiscal year and will approve the grant and payment of the bonus awards in the aggregate to all participants and to each of the executive officers including the CEO. Except in the case of death or total disability, a participant must be employed by the Corporation on the date the Committee approves the awards in order to receive an award under the Bonus Plan.

The amounts that any participant in the Bonus Plan, including the Corporation's CEO and executive officer, will receive is not determinable in advance prior to the completion of the Corporation's fiscal year and the determination by the Committee (as described above) of the actual performance level achieved by the Corporation for such year. For information regarding amounts received with respect to fiscal year 1997 by the Corporation's CEO and the other named executives officers see the Bonus column of the Summary Compensation Table.

While the Corporation exceeded the targeted levels of the ABB for fiscal 1997 established at the beginning of the fiscal year, the overall bonus level was reduced from fiscal 1996 to take into account the fact that fiscal 1996 was a record year for the Corporation and the bonus levels for all employees reflected those record results. For fiscal year 1997, Mr. Maguire received a bonus of $395,000, which was paid in May 1997, compared to a bonus of $831,000 for fiscal year 1996.

Stock Option Program. The Compensation Committee strongly believes that, by providing those persons who have substantial responsibility over the management and growth of the Corporation with an opportunity to increase their ownership of the Corporation's stock, the interests of stockholders and executives will be closely aligned. To that end, the Corporation adopted the 1995 Executive Stock Option Plan, pursuant to which certain officers of the Corporation, including the named executives, received options to purchase an aggregate of 176,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of such Common Stock during fiscal year 1997.

Stock Ownership. As a result of the Acquisition, the Senior Managers collectively own approximately 12% of the Corporation's outstanding Common Stock, which further serves to align stockholder and management interests.

Compensation of Chief Executive Officer. The 1997 fiscal year compensation for Mr. Maguire, the Corporation's Chairman and Chief Executive Officer, was set by the Board of Directors based on, among other factors, the results of the Hay Survey, at $411,000. Because of the high level of performance of the Corporation in comparison to the ABB, Mr. Maguire was entitled to a bonus of $395,000 for fiscal year 1997, which was paid in May 1997 pursuant to the Executive Bonus Plan. The Committee set Mr. Maguire's base salary at $434,000 for fiscal 1998.

The Omnibus Budget Reconciliation Act of 1994 signed by President Clinton on April 10, 1993, added Section 162(m) to the Internal Revenue Code of 1986, as amended. That Section limits the deductibility of compensation paid or accrued by the Corporation to the five most highly compensated employees in excess of $1,000,000, unless certain forms of compensation meet certain performance or other criteria mandated by law. The Committee structured the Executive Bonus Plan, approved by the Corporation's stockholders at the 1996 Annual Meeting, to comply with these tax law requirements, and believes that compensation under this Plan will be deductible for federal income tax purposes.

Summary. After its review of all existing programs, the Compensation Committee continues to believe that the total compensation program for executives of the Corporation is focused on increasing values for stockholders and enhancing corporate performance. In particular, the Compensation Committee feels that providing a high proportion of compensation in the form of an annual bonus based on achieving certain targets based on the ABB will enhance corporate performance. The Compensation Committee currently believes that the compensation of executive officers is properly tied to stock appreciation through the 1995 Executive Stock Option Plan and through high levels of direct stock ownership. The Compensation Committee believes that executive compensation levels of the Corporation are competitive with the compensation programs provided by other corporations with which the Corporation competes. The foregoing report has been approved by all members of the Compensation Committee.

                                            COMPENSATION COMMITTEE

                                            Charles E. Corpening

                                            Stewart A. Kohl

                                            E. Erwin Maddrey, II

                                 PERFORMANCE GRAPH

The following graph compares the Corporation's cumulative total stockholder return since the Common Stock became publicly traded on October 21, 1992, with The Nasdaq Stock Market (National Market) Index, the Standard & Poor's 500 Index, and with a peer group comprised of certain companies which manufacture capacitors and with which the Corporation generally competes. The peer group is comprised of the following companies: AMP Incorporated, Amphenol Corp., Augat Corp., CTS Corp., Molex Incorporated, Thomas & Betts Corp., and Vishay Intertechnology, Inc. (1)


                            Comparison of Total Return*
          KEMET Corporation, Nasdaq Index, S&P 500 Index and Peer Group


                 KEMET Corp.    PEER Group     S&P 500 Index  NASDAQ Market
                 ----------     ----------     -------------- -------------
 10/21/92        100.00         100.00         100.00         100.00
 03/31/93        153.00         101.00         109.00         114.00
 03/31/94        163.00         108.00         111.00         132.00
 03/31/95        376.00         137.00         128.00         140.00
 03/31/96        453.00         157.00         169.00         189.00
 03/31/97        375.00         148.00         203.00         211.00

*Total Return assumes reinvestment of dividends.



                         CERTAIN INTERESTS AND TRANSACTIONS

Pursuant to the terms of a Registration Agreement, dated as of December 21, 1990, as amended (the "Registration Agreement"), among the Corporation and certain stockholders of the Corporation, CVC, the Senior Managers, and certain other investors have the right, under certain circumstances and under certain conditions, to require the Corporation to register shares of the Corporation's Common Stock held by them under the Securities Act of 1933. Under the Registration Agreement, the Corporation is required to pay certain expenses and provide certain indemnifications in connection with any such registration. The Corporation also agreed to reimburse certain of its existing stockholders for certain expenses associated with the ownership of Common Stock or Non-Voting Common Stock.


                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

From time to time, stockholders present proposals which may be proper subjects for consideration at the Annual Meeting. To be considered for inclusion in the proxy statement, proposals must be submitted on a timely basis. Proposals for the 1998 Annual Meeting, which is expected to be held on July 22, 1998, must be received by the Corporation no later than February 20, 1998. In addition, the

Corporation's By-Laws establish advance notice procedures as to (1) business to be brought before an annual meeting of stockholders other than by or at the direction of the Board of Directors, and (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Any stockholder who wishes to submit a proposal to be acted upon at next year's annual meeting or who proposes to nominate a candidate for election as a director must comply with such procedures. Any such proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Corporation.
                             ADDITIONAL INFORMATION

This solicitation is being made by the Corporation. All expenses of the Corporation in connection with this solicitation will be borne by the Corporation. In addition to the solicitation by mail, proxies may be solicited by directors, officers and other employees of the Corporation by telephone, telex, in person or otherwise, without additional compensation. The Corporation will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Corporation's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

The Corporation will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Secretary of the Corporation at the address below. Please complete the enclosed proxy and mail it in the enclosed postage-paid envelope as soon as possible.

                                         By order of the Board of Directors




                                          /S/ Glenn H. Spears
                                          Glenn H. Spears
                                          Secretary


KEMET CORPORATION
P.O. Box 5928
Greenville, South Carolina 29606
June 24, 1997